  EXHIBIT 99.1

Unrivaled Brands, Inc. Issues Letter to Shareholders

SANTA ANA, CA – October 12, 2021 – Unrivaled Brands, Inc. (OTCQX:UNRV) ("Unrivaled" or the "Company") today issued a letter to shareholders from its Chief Executive Officer, Frank Knuettel II.

Dear Fellow Shareholders,

As we close out our third quarter of the year and the third quarter under my tenure, I want to take this opportunity to personally communicate with you while providing an update on the three initiatives I outlined in my first investor newsletter in January.

As a reminder, the initiatives were as follows:

1)	Stabilize operations and the balance sheet

2)	Monetize proceeds from asset sales and investments

3)	Build on the existing foundation

Regarding the stabilization of operations and the balance sheet, we have made meaningful and tangible progress.  While there remains additional work to be done, much of the heavy lifting has been accomplished. We successfully bought out the Company’s founders, retired all the issued preferred stock and simplified the capitalization table, cut expenses, and improved corporate governance and operating processes.  We have come a long way in a short period of time, bringing focus and professionalism to the organization. It remains my personal promise that we will strive to continue providing transparency and regular communications about our progress.

With respect to our second initiative, we successfully monetized our investment in Hydrofarm stock in June.  As previously reported, we recognized $40 million in proceeds from the sale of Hydrofarm stock.

We also expect additional proceeds from the sale of two dispensaries in Las Vegas in early 2020, which we expect to realize in two parts.  The buyer of those dispensaries, Mystic Holdings, owes us $4.2 million at the end of December and we have 8.3 million puttable shares wherein we have the right, starting in January 2022, to sell in the public markets or put the shares back to Mystic for no less than $8.3 million.

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Of greatest importance to our future is our third initiative, building on our existing foundation.  We have deployed much of the proceeds from the sale of the Hydrofarm stock in support of this initiative through the buildout of existing but uncompleted facilities and mergers and acquisitions.  Thus far, this has involved the following transactions:

-	Merger with UMBRLA, Inc.

-	Acquisition of SilverStreak Solutions Inc.

-	Acquisition of People’s First Choice, LLC

Our merger with UMBRLA closed on July 1, 2021, at which time we rebranded the company under the new name, Unrivaled Brands, Inc.  On an operating basis, we published UMBRLA’s audited financial statements on August 30, 2021. Importantly, UMBRLA generated revenue in 2020 of $40.7 million, up from $22.7 million in 2019. Our teams have now successfully integrated, and we are beginning to experience the synergies anticipated and associated with each team’s differing areas of expertise and the value of combining various operating assets to create a full vertical chain.

The SilverStreak acquisition closed on October 1, 2021, and we have commenced expansion of their product menu and various operating improvements, including integration with our existing direct-to-consumer ordering platform and banking and credit card processes.  SilverStreak generated revenue of $12.5 million in 2020 and as a wholly-owned operation of Unrivaled, its operating performance accrues to our overall results.  Importantly, we are launching the SilverStreak delivery platform in our San Leandro facility later this month, which will allow us to service the entire East and South Bays, dramatically increasing the number of customers we can access.  We expect to roll out the SilverStreak platform in additional facilities in coming months, further expanding our footprint and access to customers.

We announced the acquisition of People’s during the third quarter and have been working rapidly towards the close, which we expect to occur later this month.  Importantly, since September 1, 2021, we have provided management services to People’s under a Management Service Agreement.  In connection with this arrangement, the financial and operating results of the People’s business accrue to Unrivaled since that date.  As a frame of reference, September sales for People’s Orange County dispensary were approximately $2.8 million (unaudited), expanding our revenue base.  We have begun replacing certain SKUs in the dispensary with Unrivaled brands that had not previously been carried by People’s, which we expect to result in expanded gross margins and cash flow.

At the time we signed the People’s acquisition agreement, People’s had certain other dispensaries that were under development, including:

-	Downtown Los Angeles, which is targeted to open on November 17, 2021 and is one of the few dispensaries in the downtown Los Angeles area with dedicated parking.

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Riverside, which is targeted to open during the first quarter of 2022 and will be one of the few legal dispensaries in Riverside. It occupies a prominent lot with highway frontage and signage on the 215 on the way to Las Vegas, and there are approximately 335,000 residents and seven college campuses in a ten-mile radius of the center of Riverside.

-	Two other as yet unpublished locations in Southern California that we are hoping to open during the summer of 2022

The opening of these dispensaries in the coming months will result in us having one of the strongest Southern California footprints, upon which we will leverage our delivery network, while we continue to build our dispensary network in other parts of the state. Importantly, this will also give us much greater shelf and menu space for our brands.

In closing, while much work remains to be done, we are very pleased with our progress of the last few quarters. We are fortunate to have an amazing team of talented people who are focused and passionate about what we do. We simply could not have made such progress absent all their invaluable support, including you as a shareholder.

As a fellow shareholder, I want you to know that our goals are directly aligned. I also want you to know that I fundamentally understand that our stock price is the measuring stick for our efforts. While I personally believe there is a disparity between our current share price and what I believe it should be, it is not lost on me that past perceptions are often only changed with present performance and results. We look forward to future quarter financial releases and conference calls where we believe the value of what we are building will become more self-evident.

I want to personally thank you for your continuing support as we remain focused on earning the position of one of the pre-eminent West Coast cannabis operators.

Regards,

Frank Knuettel II

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About Unrivaled Brands

Unrivaled Brands is a multi-state vertically integrated company focused on the cannabis sector with operations in California, Oregon, and Nevada. In California, Unrivaled Brands operates four dispensaries, a state-wide distribution network, and two cultivation facilities, and has one additional cultivation facilities and five dispensaries under development. In Oregon, we operate a state-wide distribution network. In Nevada, by way of a joint venture, Unrivaled Brands operates a cultivation and manufacturing facility. Among other brands, Unrivaled Brands is home to Korova, the market leader in high potency products across multiple product categories, currently available in California, Oregon, Arizona, and Oklahoma, as well as Sticks and Cabana.  For more info, please visit: unrivaledbrands.com.

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Unrivaled undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as "anticipates," "believes," "plans," "expects," "projects," "future," "intends," "may," "will," "should," "could," "estimates," "predicts," "potential," "continue," "guidance," and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as additional risks and uncertainties we face, are identified and more fully discussed in the "Risk Factors" section of Unrivaled’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Unrivaled as of the date of this release. Unrivaled undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Contact
Jason Assad
LR Advisors LLC.
jassad@unrivaledbrands.com
678-570-6791

For media inquiries:
Nic Johnson
Russo Partners
nic.johnson@russopartnersllc.com
303-482-6405

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